As filed with the Securities and Exchange Commission on February 7, 2018
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
__________________
Form S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
__________________
Viavi Solutions Inc.
(Exact name of registrant as specified in charter)
__________________

Delaware	94-2579683
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

6001 America Center Drive, 6th Floor
San Jose, California 95002
(408) 404-3600
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Viavi Solutions Inc.
2003 Equity Incentive Plan
(Full title of the plan)
Kevin Siebert, Esq.
Viavi Solutions Inc.
6001 America Center Drive, 6th Floor
San Jose, California 95002
(408) 404-3600
(Name, address, including zip code, and telephone number, including area code, of agent for service)

__________________
Copy to:

Ed Batts, Esq.
Orrick, Herrington & Sutcliffe LLP
1000 Marsh Road
Menlo Park, California 94025
(650) 614-7400
__________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒		Accelerated filer ☐

Non-accelerated filer ☐	(Do not check if a smaller reporting company)	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.   ☐
__________________
CALCULATION OF REGISTRATION FEE

Title of Securities to Be Registered	Amount to be Registered(2)	Proposed Maximum Aggregate Price Per Share(3)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee(3)
Common Stock, $0.001 par value per share reserved for issuance under the Viavi Solutions, Inc. 2003 Equity Incentive Plan (the “Plan”) (1)	5,544,587	$8.60	$47,683,448.20	$5,936.59

(1)
Represents (i) 4,000,000 new shares of the common stock (“Common Stock”) of Viavi Solutions, Inc. (the “Registrant”), (ii) 1,516,453 shares of Common Stock that were available for new awards under the Registrant’s 2005 Acquisition Equity Incentive Plan (the “Acquisition Plan”) as of November 15, 2017, the date the Acquisition Plan was terminated (the “Termination Date”), and (iii) 28,134 shares subject to outstanding stock awards granted under the Acquisition Plan that on or after Termination Date would have otherwise been available for reissuance under the Acquisition Plan.

(2)
Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this registration statement on Form S-8 (“Registration Statement”) shall also cover any additional shares of Common Stock that become issuable under the Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction.

(3)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) of the Securities Act. The proposed maximum offering price per share is estimated to be $8.60, based on the average of the high sales price ($8.69) and the low sales price ($8.51) for the Common Stock as reported on the NASDAQ Global Select Market on February 1, 2018.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS
The documents containing the information specified in this Part I will be delivered to the participants in the Plan covered by this Registration Statement as required by Rule 428(b)(1) of the Securities Act. Such documents are not required to be filed with the Securities and Exchange Commission (the “Commission”) as part of this Registration Statement.
PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference
The Registrant hereby incorporates by reference into this Registration Statement the following documents previously filed with the Commission:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended July 1, 2017, filed with the Commission on August 29, 2017;

(b)
All other reports filed pursuant to Section 13(a) or 15(d) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”) since the end of the fiscal year covered by the Registrant’s Annual Report referred to in (a) above; and

(c)
The description of the Registrant’s Common Stock contained in the Registrant’s registration statement on Form 8-A, dated November 15, 1993, and any other amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act shall be deemed incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents until a post-effective amendment of this Registration Statement is filed which indicates that all securities being offered hereby have been sold or which deregisters all securities then remaining unsold.
Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in a subsequently filed document which is also incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities
Not applicable.
Item 5. Interests of Named Experts and Counsel
Not applicable.

Item 6. Indemnification of Directors and Officers
Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”) permits a corporation in its certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director for violations of the director’s fiduciary duty, except (i) for any breach of the director’s fiduciary duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions), or (iv) for any transaction from which the director derived an improper personal benefit. The Registrant’s Restated Certificate of Incorporation contains provisions permitted by Section 102(b)(7) of the DGCL.
Section 145 of the DGCL provides that a corporation may indemnify any persons, including directors and officers, who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such director, officer, employee or agent acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal actions or proceedings, had no reasonable cause to believe that his or her conduct was unlawful. A Delaware corporation may indemnify directors and/or officers in an action or suit by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the director or officer is adjudged to be liable to the corporation. Where a director or officer is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses which such director or officer actually and reasonably incurred.
The Registrant’s Restated Certificate of Incorporation, as amended provides for indemnification of directors and officers to the fullest extent permitted by applicable law. The Registrant has obtained liability insurance for each director and officer for certain losses arising from claims or charges made against them while acting in their capacities as directors or officers of the Registrant.
Item 7. Exemption from Registration Claimed
Not applicable.

Item 8. Exhibits

Exhibit Number	Documents
5.1	Opinion of Orrick, Herrington & Sutcliffe LLP
23.1	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm
23.2	Consent of Orrick, Herrington & Sutcliffe LLP (included in Exhibit 5.1)
24.1	Power of Attorney (contained in the signature page to this Registration Statement)
99.1	Viavi Solutions, Inc. 2003 Equity Incentive Plan

Item 9. Undertakings.
(a) The Registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.
Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on February 7, 2018.

Viavi Solutions Inc.

By /s/ Oleg Khaykin
Oleg Khaykin
Chief Executive Officer and President

POWER OF ATTORNEY
KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Oleg Khaykin and Amar Maletira each of them with power to act alone, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments of this registration statement, including post-effective amendments, and to file the same, together with exhibits thereto, and other documents in connection therewith, with the Commission, granting unto such attorney-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises hereof, as fully to all intents and purposes as he or she might do or could do in person, thereby ratifying and confirming all that said attorney-in-fact or his or her substitutes may lawfully do or cause to be done by virtue hereof
Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons on behalf of the Registrant and in the capacities indicated on February 7, 2018.

Signature	Title

/s/ Oleg Khaykin	Chief Executive Officer
Oleg Khaykin	President and Director
(Principal Executive Officer)

/s/ Amar Maletira	Executive Vice President
Amar Maletira	Chief Financial Officer
(Principal Financial and Accounting Officer)

/s/ Keith Barnes	Director
Keith Barnes

/s/ Richard Belluzzo	Director
Richard Belluzzo

/s/ Tor Braham	Director
Tor Braham

/s/ Timothy E. Campos	Director
Timothy E. Campos

/s/ Donald Colvin	Director
Donald Colvin

/s/ Masood A. Jabbar	Director
Masood A. Jabbar

/s/ Pamela Strayer	Director
Pamela Strayer